Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

PharmaCyte Biotech, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	457(c) and 457(h)	1,847,972(2)	$1.74(3)	$3,215,471.28	0.0001531	$492.29
Equity	Common Stock, par value $0.0001 per share	457(h)	902,028(4)	$2.39(5)	$2,155,846.92	0.0001531	$330.06
Equity	Common Stock, par value $0.0001 per share	457(c) and 457(h)	152,594(6)	$1.74(7)	$265,513.56	0.0001531	$40.56
Equity	Common Stock, par value $0.0001 per share	457(h)	7,669(8)	$3.10(9)	$23,773.90	0.0001531	$3.64

Total Offering Amounts					$5,660,605.66		$866.64

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$866.64

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of common stock, par value $0.0001 per share (the “Common Stock”), of PharmaCyte Biotech, Inc. (the “Registrant”) that become issuable under the Registrant’s 2022 Equity Incentive Plan (the “2022 Plan”) and the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.
(2)	Represents 1,847,972 shares of Common Stock reserved for future issuance under the 2022 Plan.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price for shares reserved for future grant or issuance under the 2022 Plan are based on the average of the high and the low price of Registrant’s Common Stock as reported on The Nasdaq Stock Market as of a date (December 2, 2024) within five business days prior to filing this Registration Statement.
(4)	Represents 902,028 shares of Common Stock that may be issued pursuant to the exercise of outstanding stock options granted under the 2022 Plan.
(5)	Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the weighted average exercise price of $2.39 per share of the outstanding stock options under the 2022 Plan.
(6)	Represents 152,594 shares of Common Stock reserved for future issuance under the 2021 Plan.
(7)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price for shares reserved for future grant or issuance under the 2021 Plan are based on the average of the high and the low price of Registrant’s Common Stock as reported on The Nasdaq Stock Market as of a date (December 2, 2024) within five business days prior to filing this Registration Statement.
(8)	Represents 7,669 shares of Common Stock that may be issued pursuant to the exercise of outstanding stock options granted under the 2021 Plan.
(9)

Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the weighted average exercise price of $3.10 per share of the outstanding stock options under the 2021 Plan.